Household Home Equity Loan Trust 2001-1

Original Principal Class A	621,170,000.00
Number of Class A Bonds (000's)	621,170.00
Original Principal Class M	95,560,000.00	Sum of 1/20/2001 - 12/20/2001
Number of Class M Bond (000's)	95,560.00	Distribution Dates

Distribution Date		Total 2001 (1)

CLASS A
Principal Distribution		142,087,892.39
Class A Interest Distribution		12,400,100.35

Total Distribution Amount - Class A		154,487,992.74

CLASS M
Principal Distribution		21,859,675.74
Interest Distribution		2,043,161.91

Total Distribution Amount - Class M		23,902,837.65